EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q3 2024 Results

HOUSTON, TX--(October 28, 2024) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the third quarter ended September 30, 2024.
Third Quarter 2024 Highlights
–Revenue of $153.0 million, representing an 11% increase from $138.1 million in the second quarter of 2024 and a 7% decrease from $164.4 million in the third quarter of 2023
–Net income of $8.7 million, or $0.39 per fully diluted share, an 85% increase from $4.7 million in the second quarter 2024 and a decrease of $0.7 million from $9.4 million in the third quarter of 2023
–Adjusted EBITDA(1) of $25.1 million representing a 20% increase from $21.0 million reported in the second quarter of 2024 and a 5% increase from $24.0 million reported in third quarter of 2023
–Free Cash Flow(2) for the quarter of $10.8 million, or $0.49 per share, with year to date Free Cash Flow(2) of $23.1 million, or $1.04 per share
–Share repurchases during the quarter totaling 155,200 shares and year to date repurchases totaling 1,520,300 shares for a total value of $15.5 million spent during 2024 on repurchases
Management Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “Ranger continued to execute at a high level, achieving near-record revenues, gross margin, and adjusted EBITDA this quarter in two of its three segments. Every quarter of solid performance by Ranger in this market validates our differentiated, production-focused service lines and underscores our resilient business model. Each of our segments excelled, reflecting our collective determination to exceed customer expectations by delivering quality assets, services and safety performance every day.”

1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net income expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com.
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities before purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1
“Ranger’s flagship high-spec rig business surpassed expectations again, delivering top-line growth that set yet another record for the business, with steadily expanding margins. Our Wireline segment showed marked improvement, as our decisions to streamline this business segment and focus on production oriented services are paying off, reflected in improved revenues and healthier margins. Ancillary Services also performed strongly, with coil tubing, plug-and-abandonment and Torrent service lines growing revenue nicely quarter over quarter.
"Looking ahead to the fourth quarter, we remain optimistic about our ability to continue executing at a high level in a challenging environment, with the High Specification Rigs segment leading the way. While typical seasonality and holiday impacts are expected to occur in the fourth quarter, early indications for 2025 are positive. We anticipate year-over-year growth in High Specification Rigs, continued stabilization in Wireline as the pivot to production services matures, and further contributions from Ancillary Services.
"Our production focus sets us apart and enables us to concentrate on our strategic pillars of free cash flow conversion, balance sheet strength, and returning cash to shareholders under any market conditions. We have continued to maintain zero net debt and returned over 81% of free cash flow to shareholders year to date through dividends and share buybacks, far exceeding our commitment. We’ve thrived as an organization through the market challenges presented over the past 18 months. As always, I remain grateful to our entire Ranger team for their dedication, which makes me as optimistic about the future as ever.”
CAPITAL RETURNS AND GOVERNANCE UPDATE
Ranger has far exceeded its commitment of returning at least 25% of Free Cash Flow(2) to shareholders this year. Year to date, the Company has repurchased 1,520,300 shares of stock for a total value of $15.5 million at an average price of $10.11 per share. Since the share repurchase program’s inception in 2023 through the end of the most recent quarter, the Company has repurchased a total of 3,325,800 shares, representing over 15% of shares outstanding as of September 30, 2024, for a total value of $34.5 million at an average price of $10.37 per share. Additionally, on October 28, 2024, the Board of Directors declared a quarterly cash dividend of $0.05 per share payable November 22, 2024 to common stockholders of record at the close of business on November 8, 2024 reinforcing our commitment to returning capital each and every quarter.
This quarter, Ranger is also announcing an update to its governance structure. Charlie Leykum has announced his intention to step down from the Board of Directors effective November 1, 2024. As a Founder of Ranger, Charlie has been instrumental in supporting the organization since its inception and his contributions are deeply acknowledged and appreciated. With his retirement, Ranger will affect a change to reduce the size of its Board of Directors from 7 members to 6 members.
PERFORMANCE SUMMARY
For the third quarter of 2024, revenue was $153.0 million, an increase from the second quarter of $138.1 million and a decrease from $164.4 million in the prior year period. Quarter over quarter increases in revenue are attributable to improvements across segments in activity levels while year over year revenue declines are due to reduced activity in the wireline completions service line partially offset by increases in other business segments. Cost of services for the third quarter of 2024 was $122.0 million, or 80% of revenue, compared to $134.8 million, or 82% of revenue in the prior year period. The decrease in cost of services as a percentage of revenue from the prior year quarter was primarily attributable to reduced operating activity in wireline completions activity and restructuring activities. General and administrative

EXHIBIT 99.1
expenses were $7.1 million for the third quarter of 2024 compared to $6.9 million in the prior quarter and $7.0 million in the prior year period.
Net income totaled $8.7 million for the third quarter of 2024 compared to $4.7 million in the prior quarter and $9.4 million in the prior year period. Fully diluted earnings per share was $0.39 for the third quarter of 2024 compared to $0.21 in the prior quarter and $0.38 in the prior year period.
Adjusted EBITDA of $25.1 million for the third quarter of 2024 increased $4.4 million from $21.0 million in the prior quarter and increased $1.1 million from $24.0 million in the prior year period. Quarter over quarter increases were driven by increasing activity levels in several service lines and margin improvements from operating leverage and restructuring efforts. The year over year increases were driven by increases to revenue and margins in High-Specification Rigs and Ancillary Services.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $86.7 million in the third quarter of 2024, an increase of $4.0 million relative to the prior quarter revenue of $82.7 million and an increase of $7.5 million relative to the prior year period. Rig hours increased by 3% to 116,900 from 113,100 in the prior quarter and from 112,400 in the prior year period. Hourly rig rates increased by 1% to $741 from $732 per hour in the prior quarter, due to asset mix reflecting relatively consistent pricing levels quarter over quarter. Hourly rig rates increased by 6% from $700 in the prior year period.
Operating income was $13.8 million in the third quarter of 2024, an increase of $2.0 million, or 17% compared to $11.8 million in the prior quarter, and an increase of $3.2 million, or 30% compared to $10.6 million in the prior year period. Adjusted EBITDA was $19.2 million in the third quarter, up from $18.7 million in the prior quarter and from $15.7 million in the prior year period.
Wireline Services
Wireline Services segment revenue was $30.3 million in the third quarter of 2024, up $5.8 million, or 24% compared to $24.5 million in the prior quarter and down $22.9 million, or 43% compared to $53.2 million in the prior year period. Our Completions service line reported completed stage counts of 2,500, a decrease of 47% compared to 1,700 for the prior quarter and 63% compared to 6,800 in the prior year period.
Revenue Breakdown by Service Line, in millions:

	Nine Months Ended September 30,
Service Line	2022 YTD Revenue	2023 YTD Revenue	2024 YTD Revenue
Wireline Completions	$109.4	$108.0	$35.5
Wireline Production	26.7	32.5	35.9
Wireline Pump Down	12.6	17.1	16.2
Total Wireline Segment Revenue	$148.7	$157.6	$87.6
The decrease in revenue and stage count from the prior year periods is indicative of lower operational activity reflecting the Company's decision to pursue only work with appropriate margins and a shift in activity from completions work to production focused work.

EXHIBIT 99.1
Operating income was at a break-even in the third quarter, up $2.6 million from an operating loss of $2.6 million for the prior quarter and down $4.3 million, from operating income of $4.3 million in the prior year period. Adjusted EBITDA was $2.7 million, up from $0.4 million for the prior quarter and down 64% from $7.4 million in the prior year period.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $36.0 million in the third quarter of 2024, up $5.1 million, or 17% from $30.9 million in the prior quarter and up $4.0 million, or 13% from $32.0 million for the prior year period. The increase from the prior quarter was largely attributable to increased operational activity in most service lines with the largest contribution coming from the Coil Tubing service line. The increase from the prior year period was largely attributable to increased operational activity in most service lines with the largest contribution coming from the P&A and Torrent service lines.
Operating income in this segment was $6.6 million in the third quarter, up from $5.2 million in the prior quarter and $4.5 million in the prior year period. Adjusted EBITDA was $8.8 million, an increase compared to $7.3 million in the prior quarter and $6.5 million in the prior year period.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of September 30, 2024, the Company had $86.1 million of liquidity, consisting of $71.3 million of capacity on its revolving credit facility and $14.8 million of cash on hand. This compares to the prior year period end of September 30, 2023 when the Company had $69.9 million of liquidity, consisting of $61.7 million of capacity on its revolving credit facility and $8.2 million of cash on hand.
Cash provided by Operating Activities for year to date 2024 is $51.8 million, compared to $53.1 million over the same period in 2023. The Company’s Free Cash Flow(2) of $23.1 million for year to date 2024 compares to Free Cash Flow(2) of $25.2 million in the prior year period primarily due to heavier capital expenditures during 2024 in support of expanding customer relationships.
The Company had capital expenditures of $28.7 million, compared to $27.9 million over the same period in 2023. Year to date, the Company has deployed approximately $10 million toward growth capital expenditures on more modern equipment that is more marketable at better pricing, updates to technology offerings or expanded service offerings. Many of these investments have been implemented in order to strengthen our customer relationships and provide for improved returns in future periods.

EXHIBIT 99.1

Conference Call
The Company will host a conference call to discuss its third quarter 2024 results on Monday, October 28, 2024, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties described occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our current and past filings with the U.S. Securities and Exchange Commission (“SEC”). These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at www.sec.gov. These risks include, but are not limited to, the risks described under “Part I, Item 1A, Risk Factors” in our Annual Report on 10-K filed with the SEC on March 5, 2024, and those set forth from time-to-time in other filings by the Company with the SEC.

EXHIBIT 99.1
All forward looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law any forward-looking statement speaks only as of the date on which is it made. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this cautionary statement, to reflect events or circumstances after the date of this press release.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2024	2023	2024	2023
Revenue
High specification rigs	$82.7	$86.7	$79.2	$249.1	$234.3
Wireline services	24.5	30.3	53.2	87.6	157.6
Processing solutions and ancillary services	30.9	36.0	32.0	91.3	93.2
Total revenue	138.1	153.0	164.4	428.0	485.1

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	65.3	67.2	63.5	198.8	185.6
Wireline services	24.2	27.6	45.8	84.4	140.3
Processing solutions and ancillary services	23.7	27.2	25.5	72.8	76.1
Total cost of services	113.2	122.0	134.8	356.0	402.0
General and administrative	6.9	7.1	7.0	20.7	22.7
Depreciation and amortization	11.0	11.1	10.6	33.3	29.3
Impairment of fixed assets	—	—	0.4	—	0.4
Gain on sale of assets	(0.3)	(0.1)	(0.1)	(1.7)	(1.6)
Total operating expenses	130.8	140.1	152.7	408.3	452.8

Operating income	7.3	12.9	11.7	19.7	32.3

Other expenses
Interest expense, net	0.6	0.7	0.7	2.1	2.8
Loss on debt retirement	—	—	—	—	2.4
Total other expenses, net	0.6	0.7	0.7	2.1	5.2

Income before income tax expense	6.7	12.2	11.0	17.6	27.1
Income tax expense	2.0	3.5	1.6	5.0	5.4
Net income	4.7	8.7	9.4	12.6	21.7

Income per common share:
Basic	$0.21	$0.39	$0.38	$0.56	$0.88
Diluted	$0.21	$0.39	$0.38	$0.55	$0.86
Weighted average common shares outstanding
Basic	22,364,422	22,241,847	24,500,607	22,608,796	24,758,890
Diluted	22,480,448	22,494,453	24,887,275	22,731,259	25,149,415

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$14.8	$15.7
Accounts receivable, net	81.9	85.4
Contract assets	23.7	17.7
Inventory	5.7	6.4
Prepaid expenses	6.0	9.6
Assets held for sale	0.6	0.6
Total current assets	132.7	135.4

Property and equipment, net	226.9	226.3
Intangible assets, net	5.8	6.3
Operating leases, right-of-use assets	7.7	9.0
Other assets	0.8	1.0
Total assets	$373.9	$378.0

Liabilities and Stockholders' Equity
Accounts payable	29.3	31.3
Accrued expenses	27.6	29.6
Other financing liability, current portion	0.7	0.6
Long-term debt, current portion	—	0.1
Short-term lease liability	8.2	7.3
Other current liabilities	0.7	0.1
Total current liabilities	66.5	69.0

Long-term lease liability	13.3	14.9
Other financing liability	10.5	11.0
Deferred tax liability	16.0	11.3
Total liabilities	$106.3	$106.2

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 26,122,840 shares issued and 22,245,212 shares outstanding as of September 30, 2024; 25,756,017 shares issued and 23,398,689 shares outstanding as of December 31, 2023	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of September 30, 2024 and December 31, 2023	—	—
Less: Class A Common Stock held in treasury at cost; 3,877,628 treasury shares as of September 30, 2024 and 2,357,328 treasury shares as of December 31, 2023	(38.6)	(23.1)
Retained earnings	37.5	28.4
Additional paid-in capital	268.4	266.2
Total controlling stockholders' equity	267.6	271.8
Total liabilities and stockholders' equity	$373.9	$378.0

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities
Net income	$12.6	$21.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33.3	29.3
Equity based compensation	4.2	3.6
Gain on disposal of property and equipment	(1.7)	(1.6)
Impairment of fixed assets	—	0.4
Deferred income tax expense	4.7	4.8
Loss on debt retirement	—	2.4
Other expense, net	0.6	2.3
Changes in operating assets and liabilities
Accounts receivable	3.3	0.1
Contract assets	(6.0)	(8.7)
Inventory	0.6	(2.0)
Prepaid expenses and other current assets	3.6	0.6
Other assets	1.4	1.2
Accounts payable	(1.5)	8.3
Accrued expenses	(2.5)	(7.7)
Other current liabilities	(1.9)	—
Other long-term liabilities	1.1	(1.6)
Net cash provided by operating activities	51.8	53.1

Cash Flows from Investing Activities
Purchase of property and equipment	(28.7)	(27.9)
Proceeds from disposal of property and equipment	1.5	4.9
Net cash used in investing activities	(27.2)	(23.0)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	25.3	315.6
Principal payments on Revolving Credit Facility	(25.3)	(308.1)
Principal payments on Eclipse M&E Term Loan Facility	—	(10.4)
Principal payments on Secured Promissory Note	—	(6.2)
Principal payments on financing lease obligations	(4.2)	(4.0)
Principal payments on other financing liabilities	(0.5)	(0.7)
Dividends paid to Class A Common Stock shareholders	(3.4)	(1.2)
Shares withheld for equity compensation	(1.8)	(1.0)
Payments on Other Installment Purchases	(0.1)	(0.3)
Repurchase of Class A Common Stock	(15.5)	(8.6)
Deferred financing costs on Wells Fargo	—	(0.7)
Net cash used in financing activities	(25.5)	(25.6)

Increase (decrease) in cash and cash equivalents	(0.9)	4.5
Cash and cash equivalents, Beginning of Period	15.7	3.7
Cash and cash equivalents, End of Period	$14.8	$8.2

Supplemental Cash Flow Information
Interest paid	$1.4	$1.0
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$0.6	$—
Additions to fixed assets through installment purchases and financing leases	$(5.0)	$(5.6)
Additions to fixed assets through asset trades	$(4.4)	$(1.1)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2024
Net income (loss)	$13.8	$—	$6.6	$(11.7)	$8.7
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	3.5	3.5
Depreciation and amortization	5.7	2.7	2.2	0.5	11.1
EBITDA	19.5	2.7	8.8	(7.0)	24.0
Equity based compensation	—	—	—	1.4	1.4
Gain on disposal of property and equipment	—	—	—	(0.1)	(0.1)
Legal fees and settlements	(0.3)	—	—	0.1	(0.2)
Adjusted EBITDA	$19.2	$2.7	$8.8	$(5.6)	$25.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2024
Net income (loss)	$11.8	$(2.6)	$5.2	$(9.7)	$4.7
Interest expense, net	—	—	—	0.6	0.6
Income tax benefit	—	—	—	2.0	2.0
Depreciation and amortization	5.6	2.9	2.0	0.5	11.0
EBITDA	17.4	0.3	7.2	(6.6)	18.3
Equity based compensation	—	—	—	1.4	1.4
Gain on disposal of property and equipment	—	—	—	(0.3)	(0.3)
Severance and reorganization costs	0.7	0.1	0.1	0.1	1.0
Acquisition related costs	0.1	—	—	—	0.1
Legal fees and settlements	0.5	—	—	—	0.5
Adjusted EBITDA	$18.7	$0.4	$7.3	$(5.4)	$21.0

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2023
Net income (loss)	$10.6	$4.3	$4.5	$(10.0)	$9.4
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	1.6	1.6
Depreciation and amortization	5.1	3.1	2.0	0.4	10.6
EBITDA	15.7	7.4	6.5	(7.3)	22.3
Impairment of fixed assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	1.3	1.3
Gain on disposal of property and equipment	—	—	—	(0.1)	(0.1)
Acquisition related costs	—	—	—	0.1	0.1
Adjusted EBITDA	$15.7	$7.4	$6.5	$(5.6)	$24.0

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Nine Months Ended September 30, 2024
Net income (loss)	$33.4	$(5.5)	$12.3	$(27.6)	$12.6
Interest expense, net	—	—	—	2.1	2.1
Income tax expense	—	—	—	5.0	5.0
Depreciation and amortization	16.9	8.7	6.2	1.5	33.3
EBITDA	50.3	3.2	18.5	(19.0)	53.0
Equity based compensation	—	—	—	4.0	4.0
Gain on disposal of property and equipment	—	—	—	(1.7)	(1.7)
Severance and reorganization costs	0.7	0.1	0.1	0.1	1.0
Acquisition related costs	0.3	—	—	0.1	0.4
Legal fees and settlements	0.2	—	—	0.1	0.3
Adjusted EBITDA	$51.5	$3.3	$18.6	$(16.4)	$57.0

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Nine Months Ended September 30, 2023
Net income (loss)	$34.0	$8.9	$12.1	$(33.3)	$21.7
Interest expense, net	—	—	—	2.8	2.8
Income tax expense	—	—	—	5.4	5.4
Depreciation and amortization	14.7	8.4	5.0	1.2	29.3
EBITDA	48.7	17.3	17.1	(23.9)	59.2
Impairment of fixed assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	3.6	3.6
Loss on retirement of debt	—	—	—	2.4	2.4
Gain on disposal of property and equipment	—	—	—	(1.6)	(1.6)
Severance and reorganization costs	—	—	—	0.4	0.4
Acquisition related costs	—	—	—	1.6	1.6
Adjusted EBITDA	$48.7	$17.3	$17.1	$(17.1)	$66.0

EXHIBIT 99.1

Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net cash provided by operating activities	$17.7	$12.2	$51.8	$53.1
Purchase of property and equipment	(6.9)	(15.0)	(28.7)	(27.9)
Free Cash Flow	$10.8	$(2.8)	$23.1	$25.2

Add back: Purchase of property and equipment related to asset acquisition	—	7.3	—	7.3
Modified Free cash Flow	$10.8	$4.5	$23.1	$32.5

Adjusted EBITDA	$25.1	$24.0	$57.0	$66.0
Free cash Flow conversion - Free cash flow as a percentage of EBITDA	43%	(12)%	41%	38%
Modified Free cash Flow conversion - Modified Free cash Flow as a percentage of EBITDA	43%	19%	41%	49%